CREDIT AGREEMENT

                           Dated as of March 10, 2000

                                 by and between

                                BANTA CORPORATION

                                 as the Company

                                       and

                       FIRSTAR BANK, NATIONAL ASSOCIATION

                                   as the Bank



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                                LIST OF EXHIBITS


Exhibit A:        $20,000,000 Term Note
Exhibit B:        Compliance Certificate


                                LIST OF SCHEDULES

Schedule 3.1:     Parent, Affiliates, Subsidiaries and Joint Ventures
Schedule 3.3:     Required Consents
Schedule 3.5:     Disputed Taxes
Schedule 3.6:     Pending Litigation
Schedule 3.14:    Existing Defaults
Schedule 3.15:    Environmental Disclosures

                                CREDIT AGREEMENT

                  THIS CREDIT AGREEMENT ("Agreement") is made and entered into as of this 10th day of March, 2000, by and between BANTA CORPORATION, a Wisconsin corporation (the "Company"), and FIRSTAR BANK, NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                    RECITALS

          The Company has requested that the Bank extend to it credit in the aggregate principal amount not to exceed $20,000,000 in the form of a Term Loan subject to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the receipt and sufficiency of all such consideration being hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

                         SECTION 1 DEFINITIONS AND TERMS

          1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

          "$100,000,000 Credit Agreement" shall mean that certain $65,000,000 Credit Agreement by and among Company, Bank, M& I Marshall & Ilsley Bank, and NBD Bank dated as of September 29, 1995, as amended by the First Amendment to Credit Agreement dated as of September 27, 1996, as further amended by the Second Amendment to Credit Agreement dated as of September 24, 1997, as further amended by the Third Amendment to Credit Agreement dated as of September 23, 1998, and as further amended by the Fourth Amendment to the Credit Agreement dated as of September 22, 1999.

          "Affiliate" shall mean any (a) director, officer or employee of the Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns five percent or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

          "Agreement"   shall   mean  this   Credit   Agreement,   as   amended,
supplemented, modified or extended from time to time.

          "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin, are authorized or required by law to close; provided, however, that for purposes of LIBOR Loans, the term "Business Day" shall mean only those days on which dealings in U.S. dollar deposits are carried out by U.S. financial institutions in the London Interbank Eurodollar Market.

          "Capitalized Lease" shall mean any lease, the obligations under which have been, or in accordance with GAAP are required to be, recorded as a capital lease liability on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

          "Closing Date" shall mean March 10, 2000 (or such other date as Bank and the Company may agree in writing).

          "Code" shall mean the Internal  Revenue Code of 1986, as amended,  and
any   successor   statute,   together   with  the   regulations   and  published
interpretations thereunder, in each case as in effect from time to time.

          "Consolidated Funded Debt" shall mean, as of any time of determination thereof, the Funded Debt of the Company and Subsidiaries determined on a consolidated basis.

          "Consolidated Subsidiaries" shall mean Subsidiaries whose financial statements are consolidated with those of the Company in accordance with GAAP.

          "Consolidated Tangible Net Worth" shall mean, as of any time of any determination thereof, the excess of (i) the sum of (a) the par value (of value stated on the books of the Company) of the outstanding capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (b) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, over (ii) the sum of treasury stock, minority interests, any other contra-equity accounts, unamortized debt discount and expense,
goodwill,   trademarks,   trade  names,  patents,  deferred  charges  and  other
intangible assets and any write-up of the value of any assets after January 1, 1994.

          "Current Debt" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the Person to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

          "Current Ratio" shall mean the relationship, expressed as a numerical ratio, between: (a) the amount of all assets which, under GAAP, would appear as current assets on the consolidated balance sheet of the Company, and (b) the amount of all liabilities which, under GAAP, would appear as current liabilities on such balance sheet of the Company and its Consolidated Subsidiaries.

          "Debt" shall mean Current Debt plus Funded Debt.

          "Default" shall mean an Event of Default or an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

          "Employee Plan" shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company and covered by Title IV of ERISA, including, without limitation, any "multiemployer plan" as defined in ERISA.

          "Environmental Law" shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented, governing, regulating or imposing liability for standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

          "Environmental Liability" shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.

          "Event of Default" shall have the meaning assigned in Section 7.1.

          "Financial Statements" shall mean the financial statements referred to in Section 5.3.

          "Fiscal Quarter" shall mean any of the thirteen week accounting periods of the Company, ending on the Saturday closest to the last day of March, June, September and December of each calendar year.

          "Fiscal Year" shall mean the annual accounting period of the Company ending on the Saturday closest to December 31st of each calendar year.

          "Floating Rate" shall mean the Prime Index Rate as announced by Bank from time to time.

          "Funded Debt" shall mean (i) with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof, plus (ii) Current Debt of the Company and Subsidiaries, if during the most recently completed period of four consecutive fiscal quarters the aggregate principal balance of all such Current Debt has not been reduced to zero for a period of sixty consecutive days selected by the Company as a clean down period, in an amount equal to the maximum amount thereof outstanding at any time during such clean down period.

          "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company.

          "Government Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing.

          "Hazardous Substance" shall mean any pollutant, contaminant, waste or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB's, air pollutants, water pollutants, and other substances defined as hazardous or toxic in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. ss. 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. ss. 3251 et seq., the Clean Air Act, 42 U.S.C. ss. 1857 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq., Chapter 144 of the Wisconsin Statutes, or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances.

          "Indebtedness" shall mean all (a) all items which, in accordance with GAAP, would be classified as liabilities on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, including all Capitalized Leases, and (b) indebtedness secured by any mortgage, lien, pledge or security interest on property of the Company or Consolidated Subsidiary even though it has not assumed or otherwise become liable for the payment thereof.

          "Interest Differential" shall have the meaning set forth in the Term Note.

          "Interest Period" shall mean the one, two, three or six month periods offered by Bank for LIBOR Loans.

          "LIBOR Index Rate" shall mean with respect to a LIBOR Loan, the rate of interest per annum determined by the Bank to be the average offered rate for deposits in U.S. dollars (rounded up to the next whole multiple of 1/100 of 1%) for one, two, three and six months Interest Periods on the electronic communications terminals in the Bank's money center as of 10:00 a.m. (London time) for the day two Business date of the proposed funding of the LIBOR Loan.

          "LIBOR Loan" shall mean the Term Loan to the extent a LIBOR Rate is the applicable rate of interest for such Loan under Section 2 of this Agreement.

          "LIBOR Rate" shall mean the LIBOR Rate set forth in the Term Note.

          "Lien" or "Liens" shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          "Loan" or "Loans" shall mean the Term Loan.

          "Loan Account" shall mean an account on the books of the Bank in which the Bank will record, pursuant to Section 2.3, Obligations of the Company to the Bank, payments made upon such Obligations and other advances, debits and credits pertaining to the Obligations.

          "Material Adverse Effect" shall mean (a) an Event of Default, (b) a material adverse change in the business, Property, operations or condition (financial or otherwise) of the Company, (c) the termination of any material agreement to which the Company is a party which has a material adverse effect on the operations or condition of the Company, (d) any material impairment of the right to carry on the business as now or proposed to be conducted by the Company, or (e) any material impairment of the ability of the Company, to perform the Obligations under this Agreement or the Related Documents. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect. "Material Subsidiary" shall mean, as of any time of determination thereof, any subsidiary (i) whose assets or liabilities constitute five percent or more of the consolidated assets or consolidated liabilities, respectively, of the Company and Subsidiaries, or (ii) whose net earnings constituted five percent or more of consolidated net earnings for the then most recently completed fiscal year of the Company.

          "Note" shall mean the Term Note, and any note(s) or obligation(s) issued in substitution, replacement or renewal thereof.

          "Obligations" shall mean the Company's obligations under the Term Loan and the Company's other liabilities and obligations to Bank under this Agreement or the Related Documents, including, without limitation, all liabilities under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements designed to protect against fluctuations in interest rates or currency exchange rates applicable to the Term Loan.

          "Permitted  Liens"  shall have the  meaning  set forth in Section  6.3 below.

          "Person" shall mean an individual, partnership, corporation, limited liability company or partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

          "Prime Index Rate" shall mean, prior to Default, for Loans which are not LIBOR Loans, the interest rate publicly announced by the Bank from time to time in Milwaukee, Wisconsin as its "prime rate" for interest rate determinations, which is solely a reference rate and may be at, above or below the rate or rates at which the Bank lends to other Persons. Any change in the Prime Index Rate shall become effective as of the opening of business on the day on which such change is publicly announced by the Bank.

          "Priority Debt" shall mean, as of any time of  determination  thereof,
(i) Debt of any Subsidiary, other than Debt owed to the Company or another subsidiary and (ii) Debt of the Company secured by any Lien.

          "Property" shall mean any interest of the Company and its Subsidiaries of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

          "Regulatory Change" shall mean the adoption or amendment, after the date of this Agreement, of any national, federal or state law, regulation, interpretation, direction, policy, guideline or court decision applicable to any Bank or the London Interbank Eurodollar Market which makes it unlawful for any Bank to make, maintain or fund the Obligations based on the LIBOR Rate, increases the cost to any Bank of making or maintaining the Obligations or reduces the rate of return to such Bank (by reduction of principal, interest or otherwise) on the Obligations by subjecting such Bank to any tax, duty or other imposition or charge with respect to the Obligations, imposing any reserve requirement (except any reserve requirement reflected in the LIBOR Rate), affecting the treatment of any Obligation for purposes of calculating the appropriate amount of capital to be maintained by such Bank or any Person controlling such Bank, or otherwise imposing on such Bank any other condition affecting the Obligations.

          "Related Documents" shall mean the Term Note, and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company, or in connection with the transactions contemplated under this Agreement, all as amended, supplemented, modified or extended from time to time.

          "Related Party" shall mean (i) any Person owning 10% or more of the Company's or (with the exception of the Company) any Subsidiary's Voting Stock,
(ii) any Affiliate of the Company, and (iii) all persons to whom Persons described in clause (i) or (ii) are related by affinity or consanguinity within the third degree as determined by the common law, or individual in a step or adoptive relationship within such third degree.

          "Requirements of Law" shall mean as to any matter or Person, the Certificate or Articles of Incorporation, Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law and any law relating to agriculture, food, health or safety), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.

          "Subsidiary" or "Subsidiaries" shall mean as to any Person, a corporation of which shares of stock having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

          "Tangible Capitalization" shall mean, as of any time of determination thereof, the sum of Consolidated Tangible Net Worth and Consolidated Funded Debt.

          "Term Loan" shall mean the term loan to be made by Bank to the Company pursuant to Section 2.1 evidenced by the Term Note in the initial aggregate principal amount of up to $20,000,000.

          "Term Note" shall mean the promissory note of the Company to the Bank in the form of Exhibit A evidencing the Term Loan as amended, supplemented, modified or extended from time to time.

          "Termination Date" shall mean March 10, 2003 or such earlier date on which the Obligations shall terminate as provided in Section 7.2 of this Agreement.

          "Transfer" shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

          1.2 Accounting and Consolidated Financial Determinations. Except as otherwise expressly provided herein, where the character or amount of any asset, liability, item of income or expense or financial covenant is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include the Company and its Subsidiaries, if any, in each such calculation and, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the American Institute of Certified Public Accountants (or its boards or committees or successors thereto or agencies with similar functions), the initial announcement of which change is made after the date hereof, results in a change in the method of calculation of financial covenants, standards or terms found in Section 6, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company's financial condition shall be the same after such changes as if such changes had not been made. When used herein, the term "financial statement" shall include balance sheets, statements of earnings, statements of stockholders' equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the

Company shall be to a statement prepared on a consolidated and consolidating basis, unless otherwise specified.

          1.3 Interpretation. The words "hereof," "herein" and "hereunder" and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.

          1.4 Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

                   SECTION 2 AMOUNTS AND TERMS OF OBLIGATIONS

          2.1 Term Loan; Interest Rate; Repayment of Principal and Interest.

                    (a) On the date hereof, the Bank agrees to advance to the Company, the Term Loan in an initial principal amount of $20,000,000 and such Term Loan shall be subject to all of the terms and conditions set forth in this Agreement and the Term Note. The Term Loan made by the Bank pursuant hereto shall be evidenced by the Term Note.

                    (b) Prior to an Event of Default, and except as otherwise provided herein, the Term Loan shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at the one, two, three or six month LIBOR Index Rate selected in writing by Company from time to time plus 85 basis points (each such selected rate a "LIBOR Rate") for the corresponding Interest Period so long as LIBOR Loans are available for the Term Loan herein. Interest shall be computed based on the actual number of days elapsed and a year of 360 days. Subject to the provisions of this Agreement with respect to acceleration and prepayment, the entire principal balance of the Term Loan, together with accrued interest and all other accrued costs, charges and fees, shall be due and payable in full on March 10, 2003. Amounts paid or prepaid on the Term Loan may not be reborrowed. The Company may, from time to time and without premium or penalty, prepay the unpaid principal balance of the Term Loan.

                    (c) Prior to an Event of Default, and except as otherwise provided herein, interest on the unpaid principal balance of any LIBOR Loan shall be paid at the end of each Interest Period; provided that, if any LIBOR Loan is based on a six month Interest Period, accrued interest shall be due at the end of the third month of such Interest Period, and at the end of such Interest Period. During any time that interest on the Term Loan shall be calculated with reference to the Floating Rate, accrued interest on the Term Loan shall be due and payable monthly commencing on the first day of the subsequent month and on the first day of each month thereafter.

                    (d) In the event the Company does not select in writing a LIBOR Rate at least two Business Days prior to expiration of the then existing Interest Period, the Floating Rate shall apply until the Company selects in writing a LIBOR Rate upon such two (2) Business
          Days prior written notice to Bank. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate option selected shall apply to the entire outstanding principal amount of the Term Loan. For determining time and payment dates for LIBOR Loans, the London business day shall be standard convention.

          2.2 Interest After Default. After an Event of Default and after fifteen (15) days prior written notice to the Company by Bank, all of the Obligations shall bear interest at the Prime Index Rate ("Default Rate"). However, in no event shall the interest rate under the Term Note exceed the highest rate permitted by law.

          2.3 Loan Account. The Bank will enter as a debit to the Loan Account the principal amount of each Loan as disbursed or issued from time to time by the Bank and credit same to the Company's general depository account at Bank. The Bank shall also debit and/or credit the Loan Account, in accordance with the Bank's customary accounting practices for the following: accrued interest and all other charges, expenses and other obligations properly chargeable to the Company hereunder or under the Related Documents; all payments made by the Company with respect to the Obligations, if any; and all other appropriate debits and credits. The debit balance of the Loan Account shall reflect the amount of the Obligations and other charges hereunder or under the Related Documents. Not more frequently than once each month, the Bank shall render a statement of account of the Loan Account to the Company including a statement of the outstanding principal balance, and applicable LIBOR Rate or Floating Rate for the Term Loan, which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company unless it notifies the Bank to the contrary in writing within 30 days of the mailing of such statement by the Bank to the Company; provided, however, that the failure of the Bank to record any of the foregoing items in the Loan Account shall not limit or otherwise affect the Company's obligation to repay the Obligations or pay any charges, fees or other items to Bank.

          2.4 Payments. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Note. The Bank may debit to the depository accounts maintained by the Company with the Bank all payments on the Obligations when due without further notice to or consent of the Company.

          2.5 Loan Prepayments. Subject to Section 2.8 regarding prepayment of LIBOR Loans, the Company may at its option, at any time upon prior written notice to the Bank, prepay the Term Note in whole or in part. Any prepayment shall permanently reduce the amount of the Term Loan. In the case of prepayment of less than all of the outstanding principal amount of the Term Loan, all prepayments shall be applied to the principal installments in the reverse order of their maturities or, if no principal installments are provided for in the Term Note, then to the unpaid principal balance of the Term Loan.

          2.6 Effect of Regulatory Change. In the event that any Regulatory Change makes it unlawful for Bank to make, maintain or fund the Term Loan based on the LIBOR Rate, then: (a) Bank shall promptly notify the Company; (b) the obligation of Bank to make or continue the Term Loan based on the LIBOR Rate shall be suspended for the duration of such unlawfulness; and (c) Term Loan shall bear interest at the Floating Rate with the interest rate to change on each day that the Prime Index Rate changes.

          2.7 LIBOR Index Rate Unascertainable/Increased Funding Costs.

                    (a) If the Bank determines (which determination shall be binding and conclusive on all parties) that (i) by reason of circumstances affecting the London Interbank Eurodollar Market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Index Rate; or (ii) the LIBOR Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding loans based on the LIBOR Rate, or that the maintenance or funding of such LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects the Bank's initially projected after tax yield on such LIBOR Loans; then so long as such circumstances shall continue, the Bank shall not be under any obligation to make or continue the Term Loan based on the LIBOR Rate, and on the first Business Day of the next calendar month, such Term Loan shall bear interest at the Floating Rate.

                    (b) In the event after the date of initial funding any Regulatory Change subjects Bank to any new or additional charge, fee, withholding or tax of any kind with respect to any LIBOR Loans or changes the method of taxation of such LIBOR Loans, or changes the reserve or deposit requirements applicable to such LIBOR Loans, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such costs or lost income resulting therefrom as reasonably determined by the Bank.

          2.8 LIBOR Loan Prepayment; Indemnity. If a LIBOR Loan is prepaid prior to the end of any Interest Period, by the Borrower, (whether as a result of acceleration upon default or otherwise), the Borrower agrees to pay all of the Bank's costs, expenses and Interest Differential (as reasonably determined by the Bank) incurred as a result of such prepayment. The term "Interest Differential" shall mean the sum equal to the greater of $0 or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned had prepayment not occurred and the interest the Bank will actually earn as a result of the redeployment of funds from the prepayment. Due to of the short-term nature of each Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.

          2.9 Application of Payments. All payments hereunder and under the Term Note shall be made to the Bank in immediately available funds and the Bank shall apply any payments received from the Company in the following order: (a) First, to any unpaid fees, charges or expenses owed to Bank related to the Obligations;
(b) Second, to any unpaid accrued interest due on the Term Loan; and (c) Lastly, to any unpaid principal of the Term Loan.

          2.10 Arrangement Fee/Closing Costs. On the Closing Date, the Company shall pay the Bank: (a) the Bank's costs and expenses in undertaking this transaction including the reasonable attorneys fees of Bank's counsel; and (b) a $20,000 arrangement fee.

                    SECTION 3 REPRESENTATIONS AND WARRANTIES

          In order to induce the Bank to enter into this Agreement and make and incur the Obligations as herein provided, Company hereby represents and warrants to Bank as follows:

          3.1 Organization, Qualification and Subsidiaries. Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated. The Company and each Subsidiary has the power and authority and all necessary licenses, permits and franchises to borrow hereunder and to own its assets and conduct its business as presently conducted. The Company and each Subsidiary are duly licensed or qualified to do business and are in good standing in all jurisdictions where they are required to be qualified, except where the failure to be so qualified would not result in a Material Adverse Effect. Except as set forth on Schedule 3.1, the Company does not own, directly or indirectly, more than 1% of the total outstanding shares of any class of capital stock of any other Person, and the Company is not affiliated with nor has any investment in any other company, person, joint venture or other entity.

          3.2 Financial Statements/Fiscal Year. The pro forma and actual financial statements of the Company delivered to the Bank prior to the Closing Date are accurate and complete in all material respects. The Company's Fiscal Year is as provided in Section 1 of the Agreement.

          3.3 Authorization/Consents. The making, execution, delivery and performance of this Agreement and the Related Documents by the Company has been duly authorized by all necessary consents. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority or third party except as is set forth in Schedule 3.3. This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with its respective terms.

          3.4  Absence  of  Conflicting  Obligations.   The  making,  execution,
delivery and performance of this Agreement and the Related Documents and compliance with their respective terms do not violate or constitute a default, breach or violation under any Requirements of Law or any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company is a party or by which it is bound.

          3.5 Taxes. The Company has filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended, except where the failure to file such returns would not have a Material Adverse Effect on the Company. The Company has paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no tax deficiencies have been threatened or assessed against the Company except as set forth in
Schedule 3.5.

          3.6 Absence of Litigation. There are no pending or, to the knowledge of the Company, threatened litigation or administrative proceedings at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Company's knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceedings except as is described in
Schedule 3.6 hereto.

          3.7 Accuracy of Information. All information, certificates or statements given or made by the Company to the Bank under this Agreement and the Related Documents were accurate, true and complete in all material respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company which is not set forth in this Agreement, the Related Documents or other documents, certificates or statements furnished to the Bank by or on behalf of the Company in connection with the transactions contemplated hereby and which will, or which in the future may (so far as the Company can reasonably foresee), cause a Material Adverse Effect.

          3.8 Ownership of Property. The Company has good and marketable title to all of its Property, except only for Property which is leased or licensed by the Company, with respect to which the Company has a valid and enforceable leasehold title or licensee title, as applicable. There are no Liens of any nature on any of the Property except Permitted Liens. All Property that is useful or necessary in the Company's business, whether leased or owned, is in good condition, repair (ordinary wear and tear excepted) and working order and, to the best of the Company's knowledge after diligent inquiry, conforms to all applicable Requirements of Law, except where such noncompliance would not have a Material Adverse Effect on the Company. The Company owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the business of the Company as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons.

          3.9 Federal Reserve Regulations. The Company will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund indebtedness originally incurred for any such purpose; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.

          3.10 ERISA. The Company and anyone under common control with the Company under Section 4001(b) of ERISA are in compliance in all material respects with the applicable provisions of ERISA and: (a) no "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no "reportable event" as defined in Section 4043 of ERISA has occurred; (c) no "accumulated funding deficiency" as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Company; and (e) the Company or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.

          3.11 Place of Business. The principal place of business and chief executive office of the Company is located at the address specified in Section
8.6 for the Company, and the books and records of the Company and all records of account are located and hereafter shall continue to be located at such principal places of business and chief executive offices.

          3.12 Other Names. [Intentionally Omitted].

          3.13 Not an Investment Company. The Company is not (a) an "investment company" or a company "controlled by an investment Company" within the meaning of the Investment Company Act of 1940, as amended, or (b) a "holding company" or a "subsidiary" of a "holding company" or an "affiliate of a "holding company" or a "subsidiary" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          3.14 No Defaults. Except as set forth in Schedule 3.14 hereof, the Company is not in default under or in violation of (a) any Requirements of Law,
(b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company is a party or by which the Company is bound, or to which any Property is subject, and (c) any Indebtedness; or if any default or violation under Sections 3.14(a), (b) or (c) exists, the failure to cure such default or violation would not result in a Material Adverse Effect.

          3.15 Environmental Compliance. Except as set forth in Schedule 3.15 hereof, the Company and its Subsidiaries, and all of their respective properties and facilities, have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where such noncompliance would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

          3.1 Labor Matters. There are no labor disputes between the Company and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Company, would result in a Material Adverse Effect.

          3.17 Restricted Payments. [Intentionally Omitted].

          3.18 Solvency. The Company is not "insolvent," nor will the Company's incurrence of the Obligations render the Company "insolvent." For purposes of this Section 3.18, a company is "insolvent" if (i) the "present fair salable value" (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (iii) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (iv) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 3.18, the following terms have the following meanings: (x) the term "debts" includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term "present fair salable value" of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (z) the term "regular market value" means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.

                    SECTION 4 CLOSING AND FUNDING CONDITIONS

          4.1 Initial Closing/Funding Conditions. In addition to the terms and conditions otherwise contained herein and in the Related Documents the obligation of the Bank to make any Loans hereunder is conditioned on the Bank receiving, prior to or on the date of the Bank's first extension of credit, each of the following items in form, detail and content satisfactory to the Bank:

                    (a) the executed Term Note;

                    (b) a legal opinion from in-house or outside counsel to the Company as to the due authorization, execution and performance of this Agreement by the Company and such other matters pertaining to the Company or this Agreement as may be required by Bank or its counsel, and

                    (c) such additional documents and materials as the Bank or its counsel may require.

                         SECTION 5 AFFIRMATIVE COVENANTS

          The Company covenants and agrees that, from and after the date of this Agreement until the entire amount of all Obligations to the Bank are paid in full, it shall:

          5.1 Existence;  Compliance With Laws; Maintenance of Business;  Taxes.
(a) Maintain its corporate existence, (b) maintain all licenses, permits, rights and franchises except where the failure by the Company to maintain such license, permit, right or franchise would not have a Material Adverse Effect on the Company; (c) comply in all material respects with all Requirements of Law except where the failure by the Company to do so would not have a Material Adverse Effect on the Company; (d) conduct its business substantially as now conducted and proposed to be conducted except where the failure by the Company to do so would not have a Material Adverse Effect on the Company; and (e) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided except where the failure by the Company to do so would not have a Material Adverse Effect on the Company.

          5.2 Maintenance of Property; Insurance.

                    (a) Keep and cause each Subsidiary to keep its properties (whether owned or leased) in good operating condition, repair and working order, except where noncompliance with this section would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                    (b) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by Company engaged in the same or similar business of comparable size to the Company and its Subsidiaries and such other insurance as may be required by law or as may be reasonably required in writing by the Bank. Upon request of Bank, the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company and its Subsidiaries has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

          5.3 Financial Statements. Provide a copy of this Agreement to the Company's auditors, maintain a standard and modern system of accounting in accordance with sound accounting practice, and furnish to the Bank such information respecting the business, assets and financial condition of the Company and its Subsidiaries as Bank may reasonably request and, without request, furnish to Bank:

                    (a) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter of the Company's Fiscal Year, consolidated financial statements including the balance sheets for the Company as of the end of each such Fiscal Quarter and statements of income of the Company for such Fiscal Quarter setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as true, correct and complete, (subject to review and normal year-end adjustments), by the chief financial officer or chief executive officer of the Company;

                    (b) a Compliance Certificate from the Company as set forth in Exhibit B hereto for each Fiscal Quarter presenting the Company's calculation of the financial covenants set forth therein, and the other information, representations and warranties required by such Compliance Certificate, within 45 days of the end of such Fiscal Quarter;

                    (c) as soon as available, and in any event within 90 days after the close of each Fiscal Year, a copy of the consolidated annual audited financial statements of the Company for such year, containing and for the previous Fiscal Year in comparative form, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Bank, which report shall be accompanied by (i) the unqualified opinion of such accountants to the effect that the Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the end of such year and the results of their operations and its cash flows for the year then ended in conformity with GAAP; (ii) a certificate of such accountants showing calculation of the financial covenants contained herein and stating that audit disclosed no Default or that their audit disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto; and (iii) any supplementary comments and reports submitted by such accountants to the Company including the management letter, if any.

All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods.

          5.4 Inspection of Property and Records/Bank Audits. At any reasonable time following reasonable notice (and as often as may be reasonably desired), permit representatives of Bank to visit the Property of the Company and its Subsidiaries, examine their books and records and discuss its affairs, finances and accounts with its officers and independent certified public accountants (who shall be instructed by the Company and its Subsidiaries to make available to Bank or its Bank the work papers of such accountants) and the Company and its Subsidiaries shall facilitate such inspections and examinations.

          5.5 Use of Proceeds. Use the entire proceeds of the Term Loan to refinance $20,000,000 of the Company's existing unrated commercial paper outstanding on the date hereof.

          5.6 Bank Accounts. [Intentionally Omitted].

          5.7 Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or any of its Subsidiaries is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder except where the failure to do so would not have a Material Adverse Effect on the Company.

          5.8 Environmental Compliance.

          The Company will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Laws, except where the noncompliance with such Environmental Laws would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Notwithstanding the foregoing, nothing contained in this Agreement, or in the enforcement of this Agreement or the Notes, shall constitute or be construed as granting or providing the right, power or capacity to the Agent or any of the Banks to exercise (a) decision making control of the Company's or any Subsidiary's compliance with any Environmental Law, or (b) day to day decision making of the Company or any Subsidiary with respect to (i) compliance with Environmental Laws or (ii) all or substantially all of the operational aspects of the Company or any Subsidiary.

          5.9 Fees and Costs.

                    (a) Pay all fees due Bank hereunder or under the Related Documents computed based on the actual number of days elapsed and a year of 360 days. The Bank may debit the Company's primary depositary account with the Bank for all fees and reimbursements when due without further notice to or consent of the Company.

                    (b) Pay the Bank all customary charges for other financial services provided to the Company or its Subsidiaries by Bank including, without limitation, wire transfer or other charges pertaining to the transfer of funds.

                    (c) Pay promptly, upon receipt of an invoice, the reasonable fees and expenses incurred by the Bank after a Default hereunder in connection with any inspection or audit pursuant to Section 5.4, including, without limitation, travel and administration expenses incurred by representatives of the Bank.

                    (d) Pay promptly, upon receipt of an invoice, all reasonable fees and expenses incurred by the Bank with respect to preparation and negotiation of this Agreement, the Related Documents, and any amendments thereof and supplements thereto, including, without limitation, the reasonable fees of in-house and outside counsel of Bank in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

                    (e) Pay promptly, upon receipt of an invoice, all reasonable fees and expenses (including reasonable attorneys fees) incurred by the Bank as a consequence of a Default by the Company hereunder, and all reasonable fees and expenses incurred by the Bank in connection with any bankruptcy or other debtor relief proceeding involving the Company on any of its Subsidiaries.

          5.10 Indemnity. Indemnify the Bank and its respective employees, officers, directors, shareholders, attorneys, successors and assigns against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys' fees and expenses, incurred by them arising out of, in any way connected with, or as a result of (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement of the Bank's rights under this Agreement or the Related Documents, (b) the execution and delivery of this Agreement by the Company and the performance of the Obligations, (c) any violation of Environmental Laws or any other Requirements of Law by the Company or any of its Subsidiaries or any of their Property as well as any cost or expense incurred in remedying such violation, and (d) any claim, litigation, investigation or proceedings relating to any of the foregoing or the transactions contemplated by this Agreement, whether or not any Bank is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent caused by the willful misconduct and/or gross negligence of the Bank.

          5.11 Covenant to Secure Note Equally. If Company or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of
Section 6.3 hereof, Company will make or cause to be made effective provision whereby the Note will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

                          SECTION 6 NEGATIVE COVENANTS

          The Company for itself (and as to each of its Subsidiaries) covenants that, without the prior written consent of the Bank, it will not, and will not permit any Subsidiary to, until the Obligations have been paid in full:

          6.1 Current Ratio. Permit the Current Ratio to be less than 1.5 to 1.0 at any time.

          6.2 Consolidated Funded Debt. Permit the Consolidated Funded Debt to exceed fifty percent (50%) of Tangible Capitalization at any time.

          6.3 Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired except the following liens ("Permitted Liens"):

                    (i) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

                    (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

                    (iii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary,

                    (iv) Liens securing Debt existing on any property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not expressly assumed by the Company or such Subsidiary, provided that (a) such Lien shall not have been created, incurred or assumed in contemplation of such purchase, merger, consolidation or other event, (b) even such Lien shall be confined solely to the item(s) of property so acquired, (c) the Debt secured by such Lien shall not be renewed, extended or refunded and (d) the aggregate amount of Debt secured by all such Liens at no time exceeds 25% of Consolidated Tangible Net Worth, and

                    (v) other Liens securing Debt, provided that the aggregate amount of Debt secured by all such Liens shall at no time exceed 10% of Consolidated Tangible Net Worth, provided that Priority Debt shall at no time exceed the lesser of (a) 25% of Consolidated Tangible Net Worth and (b) 10% of Consolidated Tangible Net Worth plus Debt described in clause (iv), above;

          6.4 Debt. Create, incur, assume or suffer to exist any Debt, except

                    (i) Debt represented by the Term Note and outstanding under that certain $100,000,000 Credit Agreement,

                    (ii) Debt of any Subsidiary to the Company or another Subsidiary, and

                    (iii) additional Debt of the Company (other than to a Subsidiary) and of its Subsidiaries, provided that (a) Consolidated Funded Debt shall at no time exceed an amount equal to 50% of Tangible Capitalization and (b) Priority Debt shall at no time exceed the lesser of (1) 25% of Consolidated Tangible Net Worth or (2) 10% of Consolidated Tangible Net Worth plus Debt described in clause (iv) of
          Section 6.3 hereof;

          6.5 Loans, Advances and Investments. Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except:

                    (i) make or permit to remain outstanding loans or advances to any Subsidiary,

                    (ii)  own,   purchase  or  acquire  stock   obligations   or
          securities of a Subsidiary or of a Person which immediately after such purchase or acquisition will be a Subsidiary,

                    (iii) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary,

                    (iv) own, purchase or acquire (a) direct obligations of, or obligations guaranteed by, the United States of America, (b) banker's acceptances, certificates of deposit and repurchase agreements with respect to same, in each case due within one year from the date of purchase issued by a commercial bank located and incorporated in the United States or Canada with capital and surplus of at least $100 million (U.S.) and (c) commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation and maturing not more than one year from the date of purchase thereof,

                    (v) own, purchase or acquire other obligations maturing not more than 90 days from the date of purchase thereof rated "AAA" by Standard and Poor's Corporation or "Aaa" by Moody's Investors Service, Inc.,

                    (vi) make or permit to remain outstanding travel and other like advances to officers and employees of the Company or a Subsidiary in the ordinary course of business, and

                    (vii) make other loans, advances and investments not to exceed 5% of Consolidated Tangible Net Worth at any time;

          6.6 Sale of Stock and Debt of Subsidiaries. Sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any Subsidiary, except (a) to the Company or another Subsidiary, or (b) shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company if sold as an entirety for a consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Debt so sold; provided that such sale or other disposition is treated as a transfer of assets of such Subsidiary and is permitted by
Section 6.8 hereof at the time of such sale or disposition.

          6.7 Merger and Consolidation. Merge or consolidate with or into any other Person, except that:

                    (i) any Subsidiary may merge or consolidate with or into the Company, provided that the Company is the continuing or surviving corporation,

                    (ii) any Subsidiary may merge or consolidate with or into another Subsidiary provided that no Default or Event of Default exists or would exist immediately after giving effect thereto, and

                    (iii) the Company may merge or consolidate with any other corporation, provided that (a) the Company shall be the continuing or surviving corporation, and (b) no Default or Event of Default exists or would exist immediately after giving effect thereto;

          6.8 Transfer of Assets. Transfer any of its assets except that:

                    (i)   any Subsidiary may transfer assets to the Company,

                    (ii) the Company or any Subsidiary may sell inventory in the ordinary course of business, and

                    (iii) the Company or any Subsidiary may otherwise transfer assets, provided that such transfers of assets shall not exceed, on the basis of the book value thereof, $15,000,000 in any fiscal year of the Company.

          6.9 Sale or Discount of Receivables. Sell with recourse, pledge, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable;

          6.10 Related Party Transactions. Directly or indirectly, purchase, acquire or lease any Property from, or sell, transfer or lease any Property to, or otherwise deal with, in the ordinary course of business or otherwise any Related Party; provided that the foregoing shall not prohibit any transaction in the ordinary course of business with a Related Party on terms no less favorable to the Company or a Subsidiary than if no such Related Party relationship existed;

          6.11 Margin Securities. Permit the aggregate market value of all "margin stock", as defined under Regulation U of the Board of Governors of the Federal Reserve Board, owned by the Company and its Subsidiaries at any time to be greater than 25% of the value of the consolidated assets of the Company and its Subsidiaries, as determined by any reasonable method; or

                         SECTION 7 DEFAULT AND REMEDIES

          7.1 Events of Default Defined. Any one or more of the following shall constitute an "Event of Default":

                    (a) the Company shall fail to pay any Obligation hereunder (including, without limitation, any payments due on the Term Loan and the payments required Section 5.9) when and as the same shall become due, which default shall remain uncured for a period of ten (10) Days;

                    (b) the Company shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 5.2(b), 5.4, 5.7, 5.9 or any provision of Section 6, which Default shall remain uncured for a period of ten (10) Days;

                    (c) the Company shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for thirty
          (30) days after the earlier of the Company's knowledge thereof or written notice thereof is given by the Bank to the Company's, or such longer period, if any, which the Bank may specify in such notice in its sole discretion;

                    (d)  the  Company  or  any  Subsidiary   shall  default  (as
          principal or otherwise) in the payment of any other Indebtedness aggregating $5,000,000 or more, or default in any of the provisions of any agreement(s) evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement;

                    (e) any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered by the Company or any Subsidiary to any Bank shall prove to have been incorrect in any material respect as of the time when made or given;

                    (f) a final judgment (or judgments) for the payment of amounts aggregating in excess of $1,000,000 shall be entered against the Company or any Subsidiary and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty days from the date of entry thereof or not subject to insurance coverage;

                    (g) the Company or any Material Subsidiary (as defined above) shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any Material Subsidiary or a substantial part of its respective assets; (iv) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more; (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (vi) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for its or any substantial part of any of its properties; or adopts a plan of liquidation of its assets;

                    (h) the Company shall be declared in default under the $100,000,000 Credit Agreement; or

                    (i) this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company shall contest or deny any liability or obligation under, or attempt to revoke or terminate, any provision of this Agreement or any Related Document.

          7.2 Remedies Upon Event of Default. Upon the occurrence and during a continuance of an Event of Default:

                    (a) As specified in clause (g) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Bank, all of which are hereby waived; the entire amount of the Obligations shall be automatically accelerated and immediately due and payable.

                    (b) As specified in clauses (a),  (b),  (c),  (d), (e), (f),
          (h) or (i) of Section 7.1, the Bank may, upon written notice to the Company declare the entire amount of the Obligations immediately accelerated, due and payable.

                    (c) the Bank may at any time, without prior notice or demand, set off against any credit balance or other money now or hereafter owed to the Company the Company's Obligations hereunder.

                    (d) the Bank may exercise all of the others rights and remedies provided to the Bank by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Bank or the Bank is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. In addition to and not in lieu of any other right or remedy the Bank might have, the Bank at any time may (but shall not be required to) do or perform or cause to be done or performed anything which the Company is required to do, perform or comply hereunder, and the Company shall reimburse the Bank upon demand for any cost or expense which the Bank may incur in such respect, together with interest thereon at the Default Rate. No failure or delay on the part of the Bank in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy. The Company hereby grants to the Bank a security interest in and Lien on any such credit balance or other money.

                             SECTION 8 MISCELLANEOUS

          8.1 Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company's rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Bank.

          8.2 Survival. All indemnity and reimbursement obligations made herein and in the Related Documents shall survive the termination of this Agreement and the Related Documents and the satisfaction of the Obligations.

          8.3 Governing Law. This Agreement and the Related Documents shall be governed by the internal laws of the State of Wisconsin. The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of counsel and, accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.

          8.4 Counterparts; Headings; Construction. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.

          8.5 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No provision of this Agreement or the Related Documents may be waived, modified or supplemented in any manner without the prior written consent of the parties.

          8.6 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile or express mail service. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, (unless and until either of such parties notifies the other in accordance with this section of a change of address):



          if to the Company:        Banta Corporation
                                    225 Main Street
                                    Box 8003
                                    Menasha, Wisconsin 54952

                                    Attn:  Gerald A. Henseler
                                    FAX: (920) 751-7790

          with a copy to:           Banta Corporation
                                    225 Main Street
                                    Box 8003
                                    Menasha, Wisconsin 54952
                                    Attn: Ronald Kneezel, General Counsel
                                    FAX: (920) 751-7792

          if to the Bank:           Firstar Bank, N.A.
                                    777 East Wisconsin Avenue
                                    Milwaukee, WI  53202
                                    Attn: Jeffrey Janza
                                    FAX (414) 765-4632

          with copy to:             Michael Best & Friedrich LLP
                                    100 East Wisconsin, Suite 3300
                                    Milwaukee, WI 53202-4108
                                    Attn:  Gilbert L. Southwell, III
                                    FAX (414) 277-0656

          8.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          8.8 Further Assurances. The Company agrees (and agrees to cause its Subsidiaries) to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Bank may at any time reasonably request in connection with the administration or enforcement of this Agreement or the Related Documents.

          8.9 Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, such conflicts shall be interpreted in a manner so as to provide the Bank with the greatest rights and remedies vis-a-vis the Company.

          8.10 Submission to Jurisdiction. The Bank may enforce any claim arising out of this Agreement or the Related Documents in any state or federal court having subject matter jurisdiction and located in Milwaukee, Wisconsin. For the purpose of any action or proceeding instituted with respect to any such claim, the Company hereby irrevocably submits to the personal jurisdiction of such courts. Nothing herein contained shall affect the right of the Bank to serve process in any other manner permitted by law or preclude the Bank from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Milwaukee, Wisconsin and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

          8.11 Waiver of Jury Trial. Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to (a) this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith, (b) arising from any relationship existing in connection with this Agreement or and any Related Document, or (c) any past or future act, conduct or omission in connection with this Agreement, the Related Documents or any relationship created thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                           COMPANY:

                                           BANTA CORPORATION


                                           By:  /s/  Gerald A. Henseler
                                              ----------------------------------
                                                Gerald A. Henseler,
                                                Executive Vice President and
                                                Chief Financial Officer

                                           BANK:

                                           FIRSTAR BANK, N.A.


                                           By:  /s/  Jeffrey Janza
                                              ----------------------------------
                                                Jeffrey Janza, Vice President

                                    TERM NOTE


$20,000,000                                                 Milwaukee, Wisconsin
                                                                  March 10, 2000

          FOR VALUE RECEIVED, BANTA CORPORATION, a Wisconsin corporation, (the "Company"), promises to pay to the order of FIRSTAR BANK, NATIONAL ASSOCIATION (the "Bank") at the main office of Bank in Milwaukee, Wisconsin or at such other place as the Bank may from time to time in writing designate, in good funds, the principal sum of Twenty Million Dollars ($20,000,000) together with interest as provided herein and all other costs, charges and fees due under the Credit Agreement of even date herewith (the "Credit Agreement") between Bank and the Company. Capitalized terms not defined in this Term Note shall have the meanings ascribed thereto in the Credit Agreement.

          This Term Note ("Note") evidences indebtedness incurred under, and is entitled to the benefits of, and is subject to the Credit Agreement (as amended), including Section 2.1 of the Credit Agreement and those sections governing payment and acceleration of this Note. In the event of any conflict between the terms of this Note and the Credit Agreement, the Credit Agreement shall control.

          Prior to an Event of Default, and except as otherwise provided in the Credit Agreement or herein, this Note shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at the one, two, three or six month LIBOR Index Rate selected in writing by Company from time to time plus 85 basis points (each such selected rate a "LIBOR Rate") for the corresponding Interest Period so long as LIBOR Loans are available for this Note under the Credit Agreement or herein. Interest shall be computed based on the actual number of days elapsed and a year of 360 days. Subject to the provisions of the Credit Agreement with respect to acceleration and prepayment, the entire principal balance of this Note, together with accrued interest and all other accrued costs, charges and fees, shall be due and payable in full on March 10, 2003. Amounts paid or prepaid on this Note may not be reborrowed. Subject to the provisions of the Credit Agreement regarding LIBOR Loans, the Company may, from time to time and without premium or penalty, prepay the unpaid principal balance of this Note.

          Prior to an Event of Default, and except as otherwise provided in the Credit Agreement or herein, interest on the unpaid principal of any LIBOR Loan shall be paid at the end of each Interest Period provided that, if any LIBOR Loan is based on a six month Interest Period, accrued interest shall be due at the end of the third month of such Interest Period, and at the end of such Interest Period. During any time that interest on the Term Loan shall be calculated with reference to the Floating Rate, accrued interest on the Term Loan shall be due and payable monthly commencing on the first day of the subsequent month and on the first day of each month thereafter.

          In the event the Company does not select in writing a LIBOR Rate at least two Business Days prior to expiration of the then existing Interest Period, the Floating Rate shall apply until the Company selects in writing a LIBOR Rate upon such two (2) Business Days prior written notice to Bank. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate option selected shall apply to the entire outstanding principal amount of the Term Loan. For determining time and payment dates for LIBOR Loans, the London business day shall be standard convention.

          If a LIBOR Loan is prepaid prior to the end of any Interest Period by the Company, (whether as a result of acceleration upon default or otherwise), the Company agrees to pay all of the Bank's costs, expenses and Interest Differential (as reasonably determined by the Bank) incurred as a result of such prepayment. The term "Interest Differential" shall mean the sum equal to the greater of $0 or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned had prepayment not occurred and the interest the Bank will actually earn as a result of the redeployment of funds from the prepayment. Due to of the short-term nature of each Interest Period, the Company agrees that the Interest Differential shall not be discounted to its present value.

          The Company hereby agrees to pay all costs and expenses incurred by the Bank, including reasonable attorneys' fees and legal expenses, in enforcing its rights under this Note as are specified in the Credit Agreement.

          This Note is issued in and shall be governed by the laws of the State of Wisconsin.

          No delay or omission on the part of the Bank in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.


                                      BANTA CORPORATION


                                      By:  /s/  Gerald A. Henseler
                                         ---------------------------------------
                                           Gerald A. Henseler, Executive Vice
                                           President and Chief Financial Officer